EXHIBIT 99.1

CTC MEDIA TO ACQUIRE DTV GROUP

Moscow — March 11, 2008 — CTC Media, Inc. (NASDAQ: CTCM), Russia’s leading independent television broadcaster, announced today that it has entered into a definitive agreement to acquire DTV Group (“DTV”) from Modern Times Group MTG AB (“MTG”) for a total cash consideration of approximately $395 million. DTV Group operates a national free-to-air television network and a group of 28 owned-and-operated stations in Russia. CTC Media currently expects the transaction to close by the end of the second quarter 2008, subject to customary conditions to closing, including anti-monopoly clearance.

Alexander Rodnyansky, Chief Executive Officer of CTC Media, said, “This is a fundamental breakthrough in the execution of our strategy to expand our broadcasting footprint and audience reach, and to capitalize on growth potential. DTV is a well-run, profitable and established network that will increase our exposure to the fast-growing Russian TV advertising market. Given its primary focus on male audience, DTV perfectly complements our existing brands: CTC with its young, dynamic audience and Domashny that targets female viewers. With the Russian television business facing continued fragmentation of the viewing audience by topical preferences, this transaction presents us with an excellent opportunity to offer our advertisers a broad multi-channel proposal and to capture a larger advertising market share as Russian media holdings continue to consolidate attractive media assets. We believe that major synergies from this transaction will come from content procurement optimization, efficient programming rights management, our value added expertise in TV brands management, and better leverage in advertising sales and distribution.”

“DTV has been owned and operated for a long time by MTG, one of Europe’s largest broadcasting companies, which is also one of our strategic stockholders and owns approximately 40% of our stock,” continued Rodnyansky. “We are very pleased that we have reached a mutual agreement with MTG on the acquisition, and value their continued commitment to developing CTC Media as the leading independent broadcasting company in Russia. We would also like to thank our Board of Directors and our other strategic shareholder — Alfa Group — for their assistance and support of CTC Media management in preparing this acquisition transaction.”

“Our managerial and personnel experience in building TV brands and operating successful TV networks provides an excellent base to make this new project another CTC Media success story. With a larger and more diversified portfolio of TV distribution assets, we are confident in our ability to generate higher returns for our shareholders well into the future.”

Conference Call

The Company will host a conference call to discuss its acquisition of DTV Group on Wednesday, March 12, at 9 a.m. ET, corresponding to 4 p.m. Moscow time, 1 p.m. London time. To access the conference call, please dial +1 973 582 2741 (International), 8108 002 531 1012 (Russia) or 888 694 4702 (U.S.) and reference pass code 38348018. A live webcast of the conference call will also be available on the investor relations section of the Company’s corporate Web site, located at www.ctcmedia.ru/investors. A replay of the conference call will be available through Wednesday, March 26, 2008, at midnight ET. The replay can be accessed by dialing +1 706 645 9291 or 800 642 1687. The pass code for the replay is 38348018. The webcast will also be archived on the Company’s Web site for two weeks.

About CTC Media, Inc.

Based in Moscow, CTC Media, Inc. owns and operates the CTC television network, whose signal is carried by more than 350 affiliate stations, including 19 owned-and-operated stations; and the Domashny television network, whose signal is carried by over 230 affiliate stations, including 13 owned-and-operated stations. The Company is traded on The NASDAQ Global Select Market under the symbol: “CTCM”. For more information on CTC Media, please visit: www.ctcmedia.ru.

About DTV Group

Based in Moscow, DTV was acquired in 2001 by Modern Times Group MTG AB, a publicly quoted international entertainment broadcasting group. As of February 2008, DTV’s signal reached 60% of households nationwide. The channel is distributed through 28 owned-and-operated local TV stations in larger Russian cities and a number of affiliates. DTV’s average overall 4+ audience share in 2007 was 1.9%. DTV generated approximately USD 40 million of net sales in 2007 and an operating profit of approximately USD 4 million*.

* Source: MTG’s full-year 2007 consolidated financial statements; recalculated at SEK/USD 2007 average exchange rate of 6.76/1

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Contacts:

CTC Media, Inc.
Ivan Philippov (media)
Katya Ostrova (investors)
+7 495 785 6333

Brainerd Communicators, Inc.
Jenna Focarino (media)
Michael Smargiassi (investors)
+1 212 986 6667

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which include, among other things, expectations regarding the closing of the acquisition and our ability to integrate DTV successfully, reflect the Company’s current expectations concerning future events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual future results to differ from those expressed by forward-looking statements include, among others, risks related to our ability to deliver audience share, particularly in primetime, to our advertisers; changes in the size of the Russian television advertising market; free-to-air television remaining a significant advertising forum in Russia; our reliance on a single television advertising sales house for substantially all of our revenues; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on February 29, 2008. Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur.  You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.